Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT (this “Agreement”) dated as of April 24, 2011 (the “Effective Date”), by and among The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”), RDA Holding Co., a Delaware corporation (“RDA Holding”), and Mary G. Berner (“Executive”).

WHEREAS, the Company and Executive entered into the Third Amended and Restated Employment Agreement dated as of May 26, 2010 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company shall terminate on April 25, 2011 (the “Termination Date”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.             Termination.  Executive’s employment with the Company and its subsidiaries and Affiliates (as defined in the Employment Agreement) shall terminate on the Termination Date.  Upon the effectiveness of this Agreement, Executive shall be deemed to have resigned, effective as of the Termination Date, from the Board of Directors of RDA Holding (the “Board”) and any committees thereof and, if applicable, from the board of directors and any committees thereof of any subsidiary of RDA Holding or Affiliate to the extent Executive is then serving thereon, and will promptly execute any documentation upon the Company’s request to effectuate the same.

2.             Separation Benefits and Accrued Rights.

(a)           Separation Benefits.  The Company shall provide Executive with the following separation benefits pursuant to Section 4(c) of the Employment Agreement: (i) a severance payment equal to three (3) times Executive’s current Base Salary, which amount shall be paid, subject to the provisions of Section 9 hereof, in a lump-sum on the fifty third (53rd) day following the Termination Date; (ii) continuation of access to the Company’s life, health, dental and vision benefits for Executive and her dependents, for twenty-five (25) months following the Termination Date at the full cost therefor, which, in connection with the medical health, dental and vision, the parties acknowledge is the applicable COBRA rate therefor unless there is guidance to the contrary from the U.S. Treasury Department; and (iii) subject to the provisions of Section 9, hereof, monthly payments to Executive of an amount equal to the sum of (x) in the case of life insurance, the premiums due to maintain the then existing basic coverage that had been provided at employer cost while Executive was employed, (y) in the case of health, dental and vision coverage, the difference between such full cost and the active employee monthly contribution for such coverage and (z) an additional amount so that Executive is no worse off on an after tax basis than she would be as an employee receiving such coverages, for twenty-five (25) months following the Termination Date (provided that any such payments otherwise payable to Executive within the first fifty two (52) days following the Termination Date shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the fifty third (53rd) day following the Termination Date, and provided further that the Company and Executive may, to and only to the extent permitted by Section 409A (as defined in Section 9(a) hereof), mutually agree to alter the mechanics of the payments hereunder) (collectively, the “Separation Benefits”).  Notwithstanding the foregoing, unless, on or prior to the fifty second (52nd) day following the Termination Date, Executive shall have signed the Release of Claims in the form attached hereto as Exhibit A (the “Release of Claims”) and such Release of Claims shall have become effective in accordance with its terms, (1) no payment shall be paid or made available to Executive under clause (i) or (iii) of this Section 2(a), (2) the Company shall be relieved of all obligations to provide or make available any further benefits to Executive pursuant to clause (ii) of this Section 2(a), and (3) Executive shall be required to repay the Company, in cash, within five (5) business days after written demand is made therefor by the Company, an amount equal to the value of any payments or benefits received by Executive pursuant to clause (ii) of this Section 2(a).  Notwithstanding anything in this Agreement to the contrary, payment of any or all of the Separation Benefits is expressly contingent upon Executive’s continued substantial compliance with the terms and conditions of Sections 6, 7, 8 and 9 of the Employment Agreement; provided, that, Executive had received notice thereof and failed promptly to cure any such breach to the extent curable.  Executive recognizes that, except as expressly provided in this Agreement, any other agreements or side letters entered into simultaneously with or following the date hereof, or pursuant to the terms of Executive’s equity grant agreements, no compensation is owed to her after the Termination Date.

(b)           Accrued Rights.  The Company shall pay to Executive any accrued but unpaid Base Salary, accrued but unused vacation time, unreimbursed business expenses, and any unpaid Annual Bonus (as defined in the Employment Agreement) for any completed performance period for the year prior to the year of termination (if any), and Executive shall be entitled to receive employee benefits pursuant to the terms of the benefit plans and programs applicable to terminated employees (collectively, the “Accrued Rights”).  The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within 30 days following the Termination Date.

(c)           Amounts Due Under Plans.  Subject to the provisions hereof, the payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.

3.             Stock Option and Restricted Stock Unit Awards.  The equity awards listed on Exhibit B hereto are fully vested and shall continue to be subject to the terms and conditions of the RDA Holding Co. 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the agreements pursuant to which such equity awards were granted and Executive’s rights thereunder shall not be released pursuant to the Release of Claims.  Any Shares (as defined under the Equity Incentive Plan) delivered to Executive pursuant to such equity awards, and except as otherwise agreed in writing, shall be subject to the terms and conditions of that certain Stockholders Agreement, dated as of February 19, 2010, by and among RDA Holding and the stockholders party thereto.

4.             Parachute Payments and Excise Taxes.  The Company’s and Executive’s rights and obligations pursuant to Section 17 of the Employment Agreement shall survive and remain binding and enforceable, notwithstanding the termination of the Employment Agreement and Executive’s employment with the Company.

5.             Indemnification and Insurance; Legal Expenses.  The Company’s and Executive’s rights and obligations pursuant to Section 19 of the Employment Agreement, that certain Indemnity Agreement between the Company and Executive dated May 23, 2007 and that certain Indemnity Agreement between RDA Holding and Executive dated August 16, 2009 shall survive and remain binding and enforceable, notwithstanding the termination of the Employment Agreement and Executive’s employment with the Company.

6.             Legal Fees.  The Company shall pay all reasonable attorneys’ fees and disbursements incurred by Executive in connection with matters related to negotiating this Agreement or any other agreements entered into simultaneously with this Agreement or otherwise in connection with this termination or the change in control of the Company, up to a maximum of $25,000.

7.             Restrictive Covenants.  The parties acknowledge and agree that Sections 5-14 of the Employment Agreement shall survive and remain binding and enforceable, notwithstanding the termination of the Employment Agreement and Executive’s employment with the Company.

8.             Withholding.  The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

9.             Section 409A of the Code.

(a)           It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and Treasury guidance thereunder as in effect from time to time (collectively hereinafter, “Section 409A”). Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A.  The Company shall timely amend any plan or program in which Executive participates to bring it in compliance with Section 409A.

(b)           The parties intend that a “separation from service” (within the meaning of Section 409A) occur as of the Termination Date, and that the level of service provided by Executive with respect to any cooperation or consulting arrangement with the Company after the Termination Date will be twenty percent (20%) or less than the average level of service provided by the Executive to the Company prior to the Termination Date.  If Executive is deemed as of the Termination Date to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time (or if none, the default methodology), then with regard to any payment or the providing of any benefit made subject to this Section 9, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death.  On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of her death, all payments delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           If any action on the part of the Board relating to any award of compensation, including equity compensation or benefits, causes Executive to incur any additional tax or interest under Section 409A, the Company shall indemnify and hold harmless, on an after-tax basis, Executive from and against any accelerated or additional tax (including interest and penalties with respect thereto) that may be imposed on Executive by reason thereof; provided that Executive shall not compromise or settle any claim relating to Section 409A without the Company’s written consent. Any payment or reimbursement for taxes made pursuant this Section 9(c) shall be paid to Executive no later than the end of the calendar year next following the calendar year in which the applicable tax is paid by Executive.

(d)           With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)           If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

10.           Assignment.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)           Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns, provided that the successor or assignee is the successor to all or substantially all of the assets of the Company and such assignee or successor assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

11.           No Mitigation; No Offset.  Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.  The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.  Except as specifically provided in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

12.           Governing Law.  This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

13.           Consent to Jurisdiction.

(a)           Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the Borough of Manhattan, New York) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 13(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 13 or enforcing any judgment obtained by the Company.

(b)           The agreement of the parties to the forum described in Section 13(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 13(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 13(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified herein.  In addition, Executive irrevocably appoints the General Counsel of the Company as Executive’s agent for service of process in connection with any suit, action or proceeding, who shall promptly advise Executive of any such service of process.

(d)           The prevailing party in an action hereunder, as determined by the applicable court, shall be entitled to recover reasonable legal fees and related costs from the other party; provided, that, such fees and costs are incurred prior to the fifth anniversary of the Termination Date, and that in the event the Company is entitled to recover such fees and costs from Executive, the amount of such recovery shall be limited to $150,000.  In the event that Executive is entitled to recover such fees and costs all such amounts shall be paid to her within thirty (30) days after the award of such fees and costs by the applicable court.

14.           Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

15.           Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.           Entire Agreement.  This Agreement (including the Exhibits hereto any other agreements or side letters entered into simultaneously with or following the date hereof) constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

17.           Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of any period of cooperation formally agreed to by the parties in writing or any settlement of the financial rights and obligations hereunder, to the extent necessary to preserve the intended benefits of such provisions.

18.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	The Reader’s Digest Association, Inc.
750 Third Avenue
New York, New York 10017
Attention: Board of Directors
Fax: 914-244-5644

With a copy to:	The Reader’s Digest Association, Inc.
44 South Broadway
White Plains, New York 10601
Attention: General Counsel
Fax: 914-244-5644

If to Executive:	To the address last shown on the records of the Company

19.           Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

20.           Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

*        *        *        *

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer

RDA HOLDING CO.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer

MARY BERNER

By:	/s/ Mary Berner
Mary Berner

Signature Page to Separation Agreement

EXHIBIT A

Release of Claims

I.              Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding herself, her heirs, executors, administrators and assigns, does hereby release and forever discharge The Readers’ Digest Association, Inc., a Delaware corporation (the “Company”), and its parents, subsidiaries, affiliates, predecessors, successors, and/or assigns, past, present, and future, together with its and their officers, directors, executives, agents, employees, and employee benefits plans (and the trustees, administrators, fiduciaries and insurers of such plans), past, present, and future (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, from the beginning of time to the date of the undersigned’s execution of this Release of Claims, including without limitation, any Claims arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and all other Federal, state, or local statutes, regulations or laws; provided, however, that nothing herein shall release the Company of its obligations under that certain Separation Agreement, dated April 24, 2011, between the undersigned and the Company, with respect to the undersigned’s rights with regard to indemnification and directors and officers liability insurance, or the Cooperation Agreement of even date herewith.  Except as set forth in Section II below, the undersigned understands that, as a result of executing this Release of Claims, she will not have the right to assert that the Company or any other Released Party unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

The undersigned affirms that she is not presently party to any Claim, complaint or action against any Released Party in any forum or form and that she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc.  The undersigned furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA.  If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned hereby waives any right to individual monetary or other relief.

The undersigned further declares and represents that she has carefully read and fully understands the terms of this Release of Claims and that, through this document, she is hereby advised to consult with an attorney prior to executing this Release of Claims, that she may take up to and including twenty one (21) days from receipt of this Release of Claims, to consider whether to sign this Release of Claims, that she may revoke this Release of Claims within seven calendar days after signing it by delivering to the Company written notification of revocation (and that this Release of Claims shall not become effective or enforceable until the expiration of such revocation period), and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as her own free act.

II.            Protected Rights.  The Company and the undersigned agree that nothing in this Release of Claims is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law.  The undersigned is releasing, however, her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on her behalf.  Further, should the EEOC or any other agency obtain monetary relief on her behalf, the undersigned assigns to the Company all rights to such relief.

III.           Severability.  If any term or provision of this Release of Claims is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Release of Claims shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Release of Claims is not affected in any manner materially adverse to any party.

IV.           GOVERNING LAW.  THIS RELEASE OF CLAIMS SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer

MARY BERNER

	By:	/s/ Mary Berner
Mary Berner

	Date Signed:	April 24, 2011

2

EXHIBIT B

Equity Awards

Grant Date	Award	Exercise Price	Shares
June 7, 2010	Non-qualified Stock Option	$17.42	531,715	*
June 7, 2010	Restricted Stock Units	N/A	261,890	**

* As reduced by net share exercise and withholding.

** As reduced by net share withholding.